SECURED PROMISSORY NOTE

$25,000.00 August 6, 2019

FOR VALUE RECEIVED, iGambit, Inc., a Delaware corporation (the “Maker”) hereby unconditionally promises to pay to the order of Clinigence Holdings, Inc., a Delaware corporation (the “Payee”), in such amounts and at such times as set forth herein, the aggregate principal sum of $25,000.00 plus all accrued and unpaid interest, fees and other costs or such amount as may be outstanding under this Secured Promissory Note (the “Note”).

NOW THEREFORE, in consideration thereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Interest; Net Payments; Additional Warrants.

(a)       The outstanding obligations under this Note shall bear interest at a rate equal to 6.00% per annum (the “Interest Rate”). Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(b)       Until the Note is fully repaid, and unless paid earlier by pre-payment, acceleration or otherwise, all accrued and unpaid interest, and all unpaid costs fees and expenses of Payee, as allowed herein, together with the principal shall be due and payable upon the earlier of (i) December 24, 2019, (ii) the date that that certain Letter of Intent, dated as of even date herewith, by and between Maker and Payee (the “Letter of Intent”) is terminated pursuant to its terms, or (iii) on the occurrence of a Change of Control (the “Maturity Date”).

For the purposes of this clause (b), “Change of Control” shall mean (A) the closing of the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Maker’s assets, (B) the consummation of the merger or consolidation of the Maker with or into another entity, excluding Payee (except a merger or consolidation in which the holders of capital stock of the Maker outstanding immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the Maker or the surviving or acquiring entity), or (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons, excluding Payee (other than an underwriter of this corporation’s securities), of the Maker’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Maker (or the surviving or acquiring entity).

(c)       This Note may be prepaid at the option of Maker at any time in whole or in part, provided, however, concurrently with making any pre-payments, Maker shall pay to Payee all then accrued and unpaid interest and expenses. All prepayments shall be applied first, to any unreimbursed Payee costs and expenses; second, to the payment of accrued but unpaid interest on the Note; and third, to the principal payments required to be made pursuant to Section 1(b), in reverse order of maturity.

(d)       Immediately upon the occurrence and during the continuance of an Event of Default, the interest rate applicable to the outstanding obligations shall be increased to 8.00% per annum, but in any event shall not exceed the maximum amount permitted by law (the “Default Rate”), and such interest will be payable on demand. Fees and expenses which are required to be paid by Maker pursuant to this Note (including, without limitation, all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing this Note or otherwise incurred with respect to Maker) but are not paid when due shall bear interest until paid at a rate equal to the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 1(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Payee.

(e)       All payments (including prepayments) hereunder shall be made to the account specified by Payee to Maker in immediately available funds in United States Dollars without setoff, defense or counterclaim or withholding on account of taxes, levies, duties or any other deduction whatsoever, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next business day. When a payment is due on a day that is not a business day, the payment shall be due the next business day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(f)       Payee’s records of all payments made hereunder shall, absent manifest error, be binding on Maker for all purposes.

(g)        Principal Amounts repaid or prepaid hereunder may not be reborrowed.

2.	Representations and Warranties; Covenants.

Maker hereby represents, warrants and covenants that:

(a)       it is a Delaware corporation duly organized, validly existing and in good standing;

(b)       the execution, delivery and performance by Maker of the Note have been duly authorized, and do not (i) conflict with Maker’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material requirement of law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any governmental authority by which Maker or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or governmental approval from, any governmental authority, or (v) constitute an event of default under any material agreement by which Maker is bound;

(c)       Maker is not in default under any agreement to which it is a party or by which it may be bound in which the default could reasonably be expected to have a material adverse effect on Maker’s business;

(d)       Maker’s obligations under this Note are legal, valid and binding and enforceable against Maker in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights in general;

(e)        As of the date hereof, and after giving effect to this Note, (i) the amount of the “present fair saleable value of the assets” of Maker exceeds the amount of all “liabilities of Maker, contingent or otherwise,” as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) Maker does not have an unreasonably small amount of capital with which to conduct its business, and (iii) Maker will be able to pay its debts as they mature;

(f)       without the prior written consent of Payee, Maker shall not directly or indirectly incur any other indebtedness for borrowed money (or similar liability) other than (i) the obligations hereunder or any other note in favor of Payee, (ii) unsecured indebtedness to the extent that such indebtedness is expressly subordinated to all obligations owing to Payee by Maker pursuant to an agreement in form and substance acceptable to Payee in its reasonable discretion and (iii) secured indebtedness arising under Permitted Liens;

(g)       subject to the prior written consent of Payee, Maker may issue unsecured subordinated debt securities on terms and conditions reasonably satisfactory to Payee, which shall include, without limitation, a subordination agreement among Payee, the holder of such debt securities and Maker;

(h)       without the prior written consent of Payee, Maker shall not directly or indirectly encumber, pledge, hypothecate or charge any of its assets or properties, except for any prior lien in favor of Payee or Permitted Liens;

(i)       Maker shall not increase the principal amount of any other indebtedness of Maker existing at the date hereof (the “Prior Indebtedness”);

(j)        Maker shall maintain its legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Maker’s business or operations;

(k)       Maker shall comply with the binding terms of the Letter of Intent and merger agreement described in the Letter of Intent. Maker shall also comply with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to have a material adverse effect on Maker’s business;

(l)       Maker shall deliver to Payee such financial information concerning Maker and its business and operations as Payee may from time to time reasonably request;

(m)       Maker shall deliver to Payee such financial information concerning Maker and its business and operations as Payee may from time to time reasonably request; and

(n)       Maker shall: (i) do all acts that may be reasonably necessary to maintain, preserve and protect the Collateral (as defined below); (ii) not use any Collateral unlawfully or in violation of any provision of this Note or any applicable statute, regulation or ordinance or any policy of insurance covering any Collateral; (iii) pay promptly when due all taxes, assessments, charges, encumbrances and liens now or hereafter imposed on or affecting any Collateral; (iv) notify Payee promptly of any change in Maker’s name, trade name(s) or style(s) or principal place of business; (v) appear in and defend any action or proceeding which may materially and adversely affect its title to or Payee’s interest in the Collateral; (vi) if Payee gives value to enable Maker to acquire rights in or the use of any Collateral, use such value for such purpose; (vii) keep separate, accurate and complete records of the Collateral and, during normal business hours, provide Payee with access to such records and such other reports and information prepared from time to time by Maker relating to the Collateral as Payee may reasonably request from time to time; (viii) not surrender or lose possession of, sell, encumber, lease, rent, or otherwise dispose of or transfer any Collateral or right or interest therein, and keep the Collateral free of all levies and security interests or other liens or charges except those created hereby; (ix) following and during the continuance of an Event of Default, account fully for and promptly deliver to Payee, in the form received, all proceeds of the Collateral received, endorsed to Payee as appropriate, and until so delivered hold all proceeds in trust for Payee, separate from all other property of Maker and identified as the property of Payee; (x) keep the Collateral in good condition and repair (normal wear and tear excepted); (xi) not cause or permit any waste or unusual or unreasonable depreciation of the Collateral; (xii) at any reasonable time, on demand by Payee, exhibit to and allow inspection by Payee (or persons designated by Payee) of the Collateral; (xiii) keep the Collateral at Maker’s principal place of business and not remove the Collateral from such location except in the ordinary course of business without the prior written consent of Payee; and (xiv) comply in all material respects with all laws, regulations and ordinances relating to the possession, operation, maintenance and control of the Collateral.

For the purposes of this Section 2, “Permitted Liens” shall mean (a) purchase money security interests in specific items of equipment, provided that such lien attaches solely to the equipment acquired and that the principal amount of such indebtedness does not exceed one hundred percent (100%) of the cost of such equipment; (b) liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings for which adequate reserves are being maintained; (c) liens of materialmen, mechanics, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained; (d) liens of warehousemen, arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained; (e) liens which constitute banker’s liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution arising in the ordinary course of business; (f) cash deposits or pledges to secure the payment of worker’s compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business; and (g) non-exclusive licenses or sublicenses of intellectual property.

3.                  Grant of Security. As security for the obligations of Maker to Payee arising under this Note, Maker hereby grants to Payee a continuing security interest in all its currently existing and hereafter acquired Accounts, books, Deposit Accounts, Equipment, General Intangibles, intellectual property, Inventory, Investment Property, negotiable collateral, real property, money, or other tangible or intangible property, the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing (the “Collateral”). Payee’s liens in and to the Collateral shall attach to all Collateral without further act on the part of Payee. Maker shall from time to time execute and deliver to Payee, at the reasonable request of Payee, all financing statements and other documents and records that Payee may reasonably request, in form and substance reasonably satisfactory to Payee and its counsel, to perfect and continue to perfect Payee’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereunder. Maker authorizes Payee to file any financing statement necessary or desirable to perfect the security interest granted hereunder and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Maker including, without limitation, any financing statement containing a description of Collateral as “all assets” or “all personal property, whether now owned or hereafter acquired.

The security interest created pursuant to this Section 3 shall terminate upon the payment of all indebtedness under this Note and payment of all fees and expenses incurred by the Payee in connection with enforcing its rights under this Note. Upon such termination, the Payee shall, at Maker’s expense, file a termination statement terminating any UCC financing statements, filings or recording documents with respect to the Collateral filed in connection herewith.

When used herein, the terms Account, Deposit Account, Equipment, General Intangibles, Inventory, and Investment Property have the respective meanings assigned thereto in the Uniform Commercial Code as in effect in the State of California on the date of this Note, as it may be amended or modified from time to time hereafter.

4.                  Use of Proceeds. Maker shall cause the proceeds of the principal to be used solely to pay and/or discharge in full all indebtedness under the agreements set forth on Schedule A and terminate any security interests associated with such indebtedness. After completing the obligations set forth in the prior sentence, Maker shall cause the proceeds of the remaining amount of the principal, if any, to be used solely as working capital to fund Maker’s general business requirements, in accordance with Maker’s organizational documents, and not for personal, family, household or agricultural purposes.

5.                  Power of Attorney. Maker does hereby irrevocably constitute and appoint Payee its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to execute, deliver and file such agreements, documents, notices, statements and records, to include, without limitation, financing statements, and to do or undertake such other acts as Payee, in its sole discretion, deems necessary or advisable to effect the terms and conditions of this Note and related documents and to otherwise preserve, protect and perfect the security of the security interest in the Collateral. The foregoing appointment is and the same shall be coupled with an interest in favor of Payee. Notwithstanding the foregoing present grant of a power of attorney by Maker to Payee, except as otherwise provided in this Note and except with respect to filing of financing statements and other actions Payee deems necessary or appropriate to perfect, preserve or protect its perfection or continue the perfection of its security interests in the Collateral, Payee shall not exercise the rights granted to it under this Section 5 except after the occurrence of and during the continuance of an Event of Default.

6.                  Events of Default. In the event of any of the following (each, an “Event of Default”):

(a)        Maker fails to pay any principal, interest or any other amount due hereunder;

(b) Maker shall have made a material misrepresentation herein;

(c)        Maker enters into an agreement for a Change of Control or fails to perform in any material respect any agreement or covenant contained herein including, without limitation, the validity, perfection, and priority of the security interest purported to be granted hereunder;

(d)        (i) Maker voluntarily commences a case or proceeding seeking liquidation, reorganization or other relief with respect to Maker or any of its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property (hereinafter, a “Proceeding”), or (ii) an involuntary Proceeding is commenced against Maker, and such involuntary Proceeding shall remain undismissed and unstayed for a period of thirty (30) days, or (iii) an order for relief shall be entered against Maker with respect to the disposition of any of its respective property under the bankruptcy laws as now or hereafter in effect, or (iv) Maker makes an assignment for the benefit of its creditors or admits in writing its inability to pay its debts;

(e)        Maker becomes unable, admits in writing its inability to or fails to pay its debts as they come due;

(f)       One or more judgments or arbitral decisions for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against Maker and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed; or

(g)       Maker fails to make any payment (whether of principal or interest and regardless of amount) in respect of any of the Prior Indebtedness when and as the same shall become due and payable (after the expiration of any cure period) or otherwise breaches any material covenant, term or other provision of the Prior Indebtedness, then if such Event of Default continues unremedied for a period of more than five (5) business days (and, with respect to clause (g), after Maker has received notice of such Event of Default from Payee), except Events of Default pursuant to clause (d), (e) or (f) which shall have no grace period, (i) the obligations hereunder shall immediately and automatically become due and payable in full without presentment, demand, protest or notice of any kind (all of which are expressly waived by Maker, (ii) the interest rate applicable to all outstanding obligations shall be increased to the Default Rate, and (iii) Payee shall be entitled to exercise all of its rights and remedies under this Note and as otherwise provided under applicable law. Maker agrees to pay Payee its attorneys’ fees and disbursements in connection with the enforcement of any of Payee’s rights hereunder or in connection with the collection of amounts due hereunder following a default or an Event of Default under this Note.

7.                  Presentment; etc. Maker hereby irrevocably waives, to the fullest extent permitted by applicable law, presentment, demand, notice of dishonor, protest or notice of any other kind in connection with this Note.

8.                  Maximum Rate. It is the express intention of Payee and Maker that nothing contained in this Note shall require Maker (before or after default) to pay interest at a rate exceeding the maximum rate permitted by applicable law. If Maker should pay or Payee should collect or receive any interest in excess of such permissible rate, such payment shall be deemed to be the property of Maker, and shall be held in trust by Payee, and repaid to Maker.

9.                  Waivers; Remedies. No failure or delay on the part of Payee or the holder of this Note in exercising any right, power or privilege hereunder and no course of dealing between Maker and Payee or the holder of this Note shall operate as a waiver therefor; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any rights or remedies which Payee or any subsequent holder of this Note would otherwise have.

10.              Amendment; Assignment. This Note may only be amended or modified in a writing signed by Payee and Maker. Payee may assign this note to any person, except as provided in any applicable subordination agreement, provided that such assignee is not a competitor of Maker (for the avoidance of doubt it being expressly agreed and understood that any assignee that is tax exempt under Section 501(c)(3) of the Internal Revenue Code shall be deemed not to be a competitor). This Note shall be binding on and inure to the benefit of Maker and Payee and their respective successors and assigns; provided, however, that Maker may not, without the prior written consent of Payee, delegate, transfer or assign any of its rights or obligations under this Note without the prior written consent of Payee.

11.              Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Note must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) business days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) business day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Payee or Maker may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 11.

If to Maker:

iGambit, Inc.

1050 W. Jericho Tpke. Ste A

Smithtown, NY 11787

Attn: Elisa Luqman

Email: elisa@igambit.com

with a copy, which shall not constitute notice, to:

Dickison Wright

350 East Las Olas Blvd

Suite 1750

Ft. Lauderdale FL 33301

Phone 954-991-5426

Fax 844-670-6009

Attn: Joel D. Mayersohn

Email: JMayersohn@dickinsonwright.com

If to Payee:

Clinigence Holdings, Inc.

1100 Spring St. NW Suite 830

Atlanta, GA 30309

Attn: Jacob Margolin

Email: kobi.margolin@clinigence.com

with a copy, which shall not constitute notice, to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, CA 94111

Attn: P. Rupert Russell, Esq.

Email: rrussell@sflaw.com

12.              Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Delaware. Maker and Payee hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Delaware for the purpose of any action or proceeding relating to this Note. EACH OF MAKER AND PAYEE HEREBY IRREVOCABLY WAIVES TRIAL BY JURY AND ANY OBJECTION, INCLUDING WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Secured Promissory Note to be executed by their duly authorized officers as of the date and year first above written.

MAKER:

IGAMBIT, INC.

By:	/s/ John Salerno
Name:	John Salerno
Title:	Chief Executive Officer

PAYEE:

CLINIGENCE HOLDINGS, INC.

By:	/s/ Jacob Margolin
Name:	Jacob Margolin
Title:	President

By:	/s/ Warren Hosseinion
Name:	Warren Hosseinion
Title:	Chairman of the Board of Directors

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